SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 12, 2005

Evolving Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24081	84-1010843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100
Englewood, Colorado 80112
(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 802-1000

N/A
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 12, 2005, the Board of Directors (the “Board”) of Evolving Systems, Inc. (the “Company”) accelerated the vesting of unvested and “out-of-the-money” stock options that have an exercise price equal to or greater than $4.64.  The acceleration of vesting will be effective for stock options outstanding as of December 12, 2005.  As a result of the acceleration, approximately 603,000 stock options with a range of exercise prices of $4.64 to $14.15 and a weighted average exercise price of $6.17 (including approximately 341,000 stock options held by the Company’s directors and executive officers with a weighted average exercise price of $7.12) became exercisable on December 12, 2005.

The purpose of the acceleration is to avoid recognizing future compensation expense associated with the accelerated options upon the adoption of Statement of Financial Standards No. 123R, “Share-Based Payment.”  FAS 123R sets forth accounting requirements for “share-based” compensation to employees and requires companies to recognize in their income statements the grant-date fair value of stock options and other equity-based compensation.  The Company has not finalized its evaluation of the FAS 123R impact on adoption. However, it estimates that future compensation expense will be reduced by approximately $2.5 million over the remaining vesting period of the options as a result of the acceleration.

The Company also believes that because the options to be accelerated have exercise prices in excess of the current market value of the Company’s common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreements governing the underlying stock options remain unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 15, 2005

Evolving Systems, Inc.

By:	/s/ ANITA T. MOSELEY
Anita T. Moseley
Sr. Vice President & General Counsel